Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Second-Quarter 2020 Revenue Growth of 8 Percent, Net Income of $53 million, and Adjusted EBITDA of $119 million, up 15%

•	Terminix residential organic revenue growth of three percent, including seven percent organic growth in termite
•	ServiceMaster net income of $53 million and net income margin of 9.9%
•	Terminix delivered 23.3% Adjusted EBITDA margins, year-over-year improvement of 190 basis points
•	Strong free cash flow generation increased cash to $302 million with $677 million in total liquidity
•	Third-Quarter 2020 continuing operations guidance:
▪	Revenue expected between $495 and $515 million
▪	Adjusted EBITDA expected between $80 and $90 million

MEMPHIS, TENN. — August 6, 2020 —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited second-quarter 2020 results.

For the second quarter of 2020, the Company reported a year-over-year continuing operations revenue increase of eight percent to $534 million and net income of $53 million, or $0.40 per share. Continuing operations Adjusted EBITDA(1) for the quarter increased $15 million to $119 million with Adjusted net income(2) increasing $4 million to $53 million, or $0.40 per share. Both Adjusted EBITDA and Adjusted net income for continuing operations included $3 million of costs historically allocated to ServiceMaster Brands.

“ServiceMaster’s strong performance this quarter despite the unprecedented challenges created by the COVID-19 pandemic is a testament to the dedication of our people and their commitment to serving our customers,” said ServiceMaster Chairman and interim CEO Naren Gursahaney. “Terminix saw strong organic growth in termite services leading to solid performance in its residential business. The Terminix commercial business saw improving trends as businesses reopened, underscoring the resilience and essential nature of our services. In addition, our actions to reduce costs resulted in improved Adjusted EBITDA margins and free cash flow conversion year-over-year. ServiceMaster Brands also performed well, with growth in national accounts and enhanced cleaning and disinfection services more than offset by the impact of COVID-19 on Merry Maids franchisees, as well as the impacts of a mild winter on ServiceMaster Restore.”

“Despite the difficult economic climate, we also made meaningful progress during the quarter on our key strategic priorities, which are continuing to contribute to greater focus and improved customer service levels across the organization. While pandemic related uncertainty remains, we are well-positioned to navigate these challenges and I am confident in the growth prospects of our business in both the short and long term.”

Consolidated Performance

	Three Months Ended June 30,				Six Months Ended June 30,
$ millions	2020	2019	B/(W)		2020	2019	B/(W)
Revenue	$534	$494	$40		$990	$913	$77
YoY growth			8%				8%
Gross Margin	237	218	18		413	401	12
% of revenue	44.3%	44.1%	0.2	pts	41.8%	43.9%	(2.1)	pts
SG&A	143	138	(4)		283	261	(22)
% of revenue	(26.7)%	(28.0)%	1.3	pts	(28.6)%	(28.6)%	(0.0)	pts
Income from Continuing Operations before Income Taxes	57	56	1		56	112	(56)
% of revenue	10.7%	11.3%	(0.6)	pts	5.7%	12.3%	(6.6)	pts
Net Income	53	59	(6)		67	129	(61)
% of revenue	9.9%	11.9%	(2.0)	pts	6.8%	14.1%	(7.3)	pts
Adjusted Net Income(2)	53	48	4		64	75	(11)
% of revenue	9.9%	9.8%	0.1	pts	6.5%	8.2%	(1.7)	pts
Adjusted EBITDA(1)	119	104	15		179	187	(8)
% of revenue	22.4%	21.1%	1.3	pts	18.1%	20.5%	(2.4)	pts
Net Cash Provided from Operating Activities from Continuing Operations	117	51	66		172	124	48
Free Cash Flow(3)	112	47	65		157	111	46

The Company also generated $17 million and $28 million in cash from discontinued operations, in the second quarter and full year of 2020 respectively.

Segment Performance

Revenue and Adjusted EBITDA for our reportable segment and European Pest Control and Other, comprising continuing operations, and the ServiceMaster Divestiture Group, comprising discontinued operations, were as follows:

	Three Months Ended June 30,					Six Months Ended June 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2020	B/(W) vs. PY	2020	B/(W) vs. PY		2020	B/(W) vs. PY	2020	B/(W) vs. PY
Terminix	$517	$22	$120	$15		$955	$41	$184	$(5)
YoY growth / % of revenue		5%	23.3%	1.9	pts		5%	19.2%	(1.4)	pts
European Pest Control and Other(4)	17	17	2	—		35	35	1	(3)
Costs historically allocated to ServiceMaster Brands	—	—	(3)	—		—	—	(6)	—
Total Continuing Operations	$534	$40	$119	$15		$990	$77	$179	$(8)
YoY growth / % of revenue		8%	22.4%	1.3	pts		8%	18.1%	(2.4)	pts
Discontinued Operations - ServiceMaster Brands Divestiture Group	63	(2)	24	(3)		128	(1)	47	(5)
Total Company	$597	$37	$143	$12		1,118	$76	$226	$(13)

Reconciliations of net income to Adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Second-Quarter Performance

Terminix

Terminix reported five percent year-over-year total revenue growth and flat organic revenue growth in the second quarter of 2020. Termite organic revenue growth, including wildlife exclusion, crawl space encapsulation and attic insulation, which are managed as a component of the termite line of business, was seven percent.  The growth in this service line reflects an increase in core termite new unit sales driven by the launch of a new monthly pay tiered product offering and a strong termite swarm season in certain markets. Residential pest control organic revenue declines of one percent reflected lower summer sales units, bed bug and other one-time sales and service postponements in recurring pest, all driven by COVID-19.  Service postponements peaked in April, but moderated throughout the rest of the second quarter as customers became comfortable with the safety protocols we implemented in response to COVID-19, but remain higher than the second quarter of 2019. New one-time sales of bed bug declined by approximately $3 million in the quarter due to COVID-19. The delayed start and reduction in scope of our summer sales program also resulted in a $3 million revenue decline in the quarter. These declines were offset by improved price realization. Commercial pest control organic revenue decline of nine percent was driven by lower sales of non-recurring services and service postponements due to business closures from COVID-19.

Terminix Adjusted EBITDA was $120 million for the second quarter, a year-over-year increase of $15 million. The flow-through from higher revenue was $4 million. Direct, indirect, and general and administrative cost reductions in the quarter amounted to approximately $18 million. Terminix also had year-over-year cost increases of $8 million for termite damage claims and mitigation program costs, primarily in the Mobile Bay area.

European Pest Control and Other

European Pest Control and Other includes pest control operations in Europe and the Company’s captive insurance subsidiary. Nomor Holdings AB, operating in Sweden and Norway, and Terminix UK reported $17 million in revenue and $2 million in Adjusted EBITDA in the second quarter. Revenue from European pest control operations was impacted by COVID-19 related business closures, including severe disruptions in the UK. Adjusted EBITDA margins in the mid-teens at Nomor were partially offset by expenses incurred at Terminix UK as part of our efforts to separate it from its former owner’s operations and systems.

Costs Historically Allocated to ServiceMaster Brands

The Company has historically incurred the cost of certain corporate-level activities that were performed on behalf of its businesses, including ServiceMaster Brands, such as executive functions, communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, legal, facilities, information technology and other general corporate support services. The costs of such activities were historically allocated to the segments, including ServiceMaster Brands. Certain corporate expenses that were historically allocated to the ServiceMaster Brands segment are not permitted to be classified as discontinued operations under GAAP (“Historically Allocated Services”). Such Historically Allocated Services amounted to $3 million in both the three months ended June  30, 2020 and 2019.

Discontinued Operations – ServiceMaster Brands Divestiture Group

The ServiceMaster Brands Divestiture Group reported $63 million in revenue, a decrease of 4% from the prior year. Growth in national accounts and enhanced cleaning and disinfection services was more than offset by a mild winter and decline in area-wide events year-over-year in ServiceMaster Restore as well as the COVID-19 related pressure on Merry Maids drove lower royalty revenue.

The ServiceMaster Brands Divestiture Group reported Adjusted EBITDA of $24 million, a decrease of $3 million year-over-year. The flow-through impact of COVID-19 related royalty revenue reductions at Merry Maids accounted for approximately half of the decline while the impact of a mild winter and fewer area-wide events at ServiceMaster Restore contributed the remaining decline.

Liquidity, Free Cash Flow and Leverage

The Company ended the second quarter with $302 million in available cash and access to $375 million under its existing revolving credit facility for total liquidity of $677 million. Year to date free cash flow from continuing operations was $157 million, with a free cash flow to continuing operations Adjusted EBITDA conversion rate of 88 percent. Discontinued operations also contributed $26 million of free cash flow year to date. Including Adjusted EBITDA from discontinued operations, the Company’s net debt leverage ratio improved from the first quarter of 2020 by roughly half a turn to approximately 3.6 times trailing twelve month Adjusted EBITDA.

Third-Quarter 2020 Outlook

	Continuing Operations		SMB Divestiture Group
(In millions)	Low	High	Low	High
Revenue	$495	$515	$63	$68
Growth Rate	6%	11%	0%	8%
Adjusted EBITDA	$80	$90	$23	$27
Margin	16%	18%	37%	40%

The Company expects revenue of approximately $20 million from acquisitions in the Terminix segment as well as revenue between $16 and $18 million from European Pest Control. Organically, the Company expects continued impacts from the scale down of door-to-door summer sales and continued pressure on one-time revenue, primarily bedbug services. The Company expects continued improvement in the commercial pest business and the guidance assumes that there will not be a material change in business closures due to COVID-19 in the third quarter.

Year-over-year margin expansion at Terminix reflects the flow-through of higher revenue, and the continued benefits of cost actions taken in the second quarter, partially offset by the expected year-over-year increase in termite damage claims and mitigation efforts, primarily in the Mobile Bay area.

The timing and frequency of new termite damage claims litigated case filings is difficult to predict. The guidance represents the Company’s best estimate of litigated case filings, but actual pace and volume could differ.

Costs Historically Allocated to ServiceMaster Brands are expected to be approximately $3 million in the third quarter. These costs are reflected in the third quarter guidance.

A reconciliation of the forward looking third-quarter 2020 Adjusted EBITDA outlook to net income is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Second-Quarter 2020 Earnings Conference Call

The Company will hold a conference call to discuss its financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Thursday, August 6, 2020.

The Company invites all interested parties to join Interim Chief Executive Officer Naren Gursahaney, Chief Financial Officer Tony DiLucente and Vice President of Investor Relations and Treasurer Jesse Jenkins for an update on the Company's operational performance and financial results for the second quarter ended June 30, 2020. Participants may join this conference call by dialing 800.757.8529 (or international participants, +1.212.231.2938). Additionally, the conference call will be available via webcast. A slide presentation highlighting the Company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s investor relations home page.

The call will be available for replay until September 5, 2020. To access the replay of this call, please call 800.633.8284 and enter reservation number 21966191 (international participants: +1.402.977.9140, reservation number 21966191). Or you can review the webcast on the Company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The Company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest management), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The Company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the Company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the possibility that the review of strategic alternatives for our ServiceMaster Brands businesses will not result in a transaction or that the anticipated benefits will not be realized, and the diversion of management time and other business disruption during the period of the review; the impact of reserves attributable to pending Litigated and Non-Litigated Claims for terminate damages; the impact of COVID-19 on our operations; lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, free cash flow, free cash flow to Adjusted EBITDA conversion rate and ServiceMaster Brands Divestiture Group Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations, net earnings from discontinued operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; acquisition-related costs; fumigation related matters; non-cash stock-based compensation expense; restructuring and other charges; realized (gain) on investment in frontdoor, inc.; net earnings from discontinued operations; provision for income taxes; loss on extinguishment of debt; and interest expense. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; fumigation related matters; restructuring and other charges; acquisition-related costs; realized (gain) on investment in frontdoor, inc.; net earnings from discontinued operations; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments. The Company’s definition of Adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions.

(4) European Pest Control and Other includes our pest control operations in Europe, primarily under our Nomor brand, our captive insurance subsidiary and our headquarters operations.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$534	$494	$990	$913
Cost of services rendered and products sold	297	276	577	512
Selling and administrative expenses	143	138	283	261
Amortization expense	9	5	18	10
Acquisition-related costs	—	3	1	4
Fumigation related matters	—	(1)	—	—
Restructuring and other charges	8	2	12	8
Realized (gain) on investment in frontdoor, inc.	—	—	—	(40)
Interest expense	22	18	45	45
Interest and net investment income	(1)	(3)	(1)	(4)
Loss on extinguishment of debt	—	—	—	6
Income from Continuing Operations before Income Taxes	57	56	56	112
Provision for income taxes	18	14	16	17
Equity in earnings of joint venture	1	—	1	—
Income from Continuing Operations	40	42	41	95
Net earnings from discontinued operations	13	17	26	34
Net Income	$53	$59	$67	$129
Total Comprehensive Income	$54	$55	$19	$123
Weighted-average common shares outstanding - Basic	131.9	136.0	133.4	135.9
Weighted-average common shares outstanding - Diluted	132.0	136.5	133.5	136.3
Basic Earnings Per Share:
Income from Continuing Operations	$0.30	$0.31	$0.31	$0.70
Net earnings from discontinued operations	0.10	0.13	0.19	0.25
Net Income	0.40	0.43	0.50	0.95
Diluted Earnings Per Share:
Income from Continuing Operations	$0.30	$0.30	$0.31	$0.70
Net earnings from discontinued operations	0.10	0.13	0.19	0.25
Net Income	0.40	0.43	0.50	0.94

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	June 30,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$302	$280
Receivables, less allowances of $22 and $21, respectively	205	178
Inventories	45	46
Prepaid expenses and other assets	68	81
Current assets held for sale	884	45
Total Current Assets	1,505	629
Other Assets:
Property and equipment, net	189	205
Operating lease right-of-use assets	86	95
Goodwill	2,103	2,096
Intangible assets, primarily trade names, service marks and trademarks, net	1,146	1,169
Restricted cash	89	89
Notes receivable	33	32
Long-term marketable securities	13	13
Deferred customer acquisition costs	96	94
Other assets	78	72
Long-term assets held for sale	—	829
Total Assets	$5,339	$5,322
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$115	$96
Accrued liabilities:
Payroll and related expenses	75	54
Self-insured claims and related expenses	59	72
Accrued interest payable	12	16
Other	108	82
Deferred revenue	112	107
Current portion of lease liability	18	19
Current portion of long-term debt	104	70
Current liabilities held for sale	54	40
Total Current Liabilities	658	557
Long-Term Debt	1,620	1,667
Other Long-Term Liabilities:
Deferred taxes	486	499
Other long-term obligations, primarily self-insured claims	221	158
Long-term lease liability	103	110
Long-term liabilities held for sale	—	9
Total Other Long-Term Liabilities	811	776
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 148,193,311 shares issued and 131,981,085 outstanding at June 30, 2020 and 147,872,959 shares issued and 135,408,054 outstanding at December 31, 2019)	2	2
Additional paid-in capital	2,348	2,334
Retained Earnings	358	291
Accumulated other comprehensive (loss) income	(40)	9
Less common stock held in treasury, at cost (16,212,226 shares at June 30, 2020 and 12,464,905 shares at December 31, 2019)	(417)	(313)
Total Stockholders' Equity	2,251	2,322
Total Liabilities and Stockholders' Equity	$5,339	$5,322

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2020	2019
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$368	$313
Cash Flows from Operating Activities from Continuing Operations:
Net Income	67	129
Adjustments to reconcile net income to net cash provided from operating activities:
Net earnings from discontinued operations	(26)	(34)
Depreciation expense	37	35
Amortization expense	18	10
Amortization of debt issuance costs	2	2
Amortization of lease right-of-use assets	9	9
Payments on fumigation related matters	—	(1)
Realized (gain) on investment in frontdoor, inc.	—	(40)
Loss on extinguishment of debt	—	6
Deferred income tax provision	—	8
Stock-based compensation expense	10	8
Gain on sale of marketable securities	—	(1)
Restructuring and other charges	12	8
Payments for restructuring and other charges	(6)	(9)
Acquisition-related costs	1	4
Payments for acquisition-related costs	(4)	(3)
Other	(10)	(9)
Change in working capital, net of acquisitions:
Receivables	(29)	(12)
Inventories and other current assets	(6)	(12)
Accounts payable	26	27
Deferred revenue	4	6
Accrued liabilities	31	(9)
Accrued interest payable	(4)	1
Current income taxes	40	5
Net Cash Provided from Operating Activities from Continuing Operations	172	124
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(15)	(13)
Business acquisitions, net of cash acquired	(24)	(115)
Origination of notes receivable	(20)	(56)
Collections on notes receivable	22	64
Net Cash Used for Investing Activities from Continuing Operations	(36)	(119)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	600
Payments of debt	(40)	(624)
Repurchase of common stock	(103)	(17)
Issuance of common stock	3	9
Net Cash Used For Financing Activities from Continuing Operations	(140)	(32)
Cash Flows from Discontinued Operations:
Cash provided from operating activities	27	32
Cash provided from investing activities	—	(2)
Cash used for financing activities	—	—
Net Cash Provided from Discontinued Operations	28	30
Effect of Exchange Rate Changes on Cash	(1)	—
Cash Increase During the Period	22	3
Cash and Cash Equivalents and Restricted Cash at End of Period	$391	$316

The following table presents reconciliations of net income to Adjusted net income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Net Income	$53	$59	$67	$129
Amortization expense	9	5	18	10
Acquisition-related costs	—	3	1	4
Fumigation related matters	—	(1)	—	—
Restructuring and other charges	8	2	12	8
Realized (gain) on investment in frontdoor, inc.	—	—	—	(40)
Net earnings from discontinued operations	(13)	(17)	(26)	(34)
Loss on extinguishment of debt	—	—	—	6
Tax impact of adjustments	(4)	(2)	(8)	(7)
Adjusted Net Income	$53	$48	$64	$75
Weighted-average diluted common shares outstanding	132.0	136.5	133.5	136.3
Adjusted earnings per share	$0.40	$0.35	$0.48	$0.55

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Net Cash Provided from Operating Activities from Continuing Operations	$117	$51	$172	$124
Property additions	(5)	(4)	(15)	(13)
Free Cash Flow	$112	$47	$157	$111
Free Cash Flow / Adjusted EBITDA	94%	45%	88%	59%

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(In millions)	2020	2019	2020	2019
Net income	$53	$59	$67	$129
Depreciation and amortization expense	27	22	55	45
Acquisition-related costs	—	3	1	4
Fumigation related matters	—	(1)	—	—
Non-cash stock-based compensation expense	5	4	10	8
Restructuring and other charges	8	2	12	8
Realized (gain) on investment in frontdoor, inc.	—	—	—	(40)
Net earnings from discontinued operations	(13)	(17)	(26)	(34)
Provision for income taxes	18	14	16	17
Loss on extinguishment of debt	—	—	—	6
Interest expense	22	18	45	45
Adjusted EBITDA	$119	$104	$179	$187

Terminix	$120	$106	$184	$189
European Pest Control and Other	2	1	1	4
Costs historically allocated to ServiceMaster Brands	(3)	(3)	(6)	(6)
Adjusted EBITDA	$119	$104	$179	$187

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	June 30,

(In millions)	2020	2019	Growth		Acquired		Organic
Residential Pest Control	$182	$182	$—	—%	$2	1%	$(1)	(1)%
Commercial Pest Control	107	105	2	2%	11	11%	(10)	(9)%
Termite and Home Services	196	183	13	7%	1	1%	12	7%
Other	32	25	7	29%	9	38%	(2)	(9)%
Total revenue	$517	$495	$22	5%	$23	5%	$(1)	—%

ServiceMaster Brands Divestiture Group

Revenue by service line is as follows:

	Three Months Ended		% of	% of
	June 30,		Revenue	Revenue
(In millions)	2020	2019	2020	2019
Royalty Fees	$30	$35	47%	53%
Commercial Cleaning and other National Accounts	21	19	32	29
Sales of Products	3	3	6	5
Other	9	9	15	14
Total revenue	$63	$66	100%	100%

A reconciliation of Net earnings from discontinued operations to the ServiceMaster Brands Divestiture Group’s Adjusted EBITDA is as follows:

	Three Months Ended
	June 30,
(In millions)	2020	2019
Net earnings from discontinued operations	$13	$17
Depreciation and amortization expense	—	2
Non-cash stock-based compensation expense	1	—
Restructuring and other charges	5	1
Provision for income taxes	5	7
ServiceMaster Brands Divestiture Group Adjusted EBITDA	$24	$27